Results of Special Meeting of Shareholders of
Strong Ultra Short-Term Income Fund

At a Special Meeting of the Shareholders of the Fund held on December 10, 2004, shareholders approved the following proposals:

To approve the reorganization of the Strong Ultra Short-Term Income Fund into the Wells Fargo Advantage Ultra Short-Term Income Fund.


                 For                  Against               Abstain

           80,556,538.449          3,994,668.302         2,831,131.650

To approve an interim advisory agreement with Wells Fargo Funds Management, LLC.


                 For                  Against                Abstain

           80,205,741.988         4,068,086.846          3,108,509.567

To approve an interim sub-advisory agreement with Wells Capital Management Incorporated.


                 For                  Against               Abstain

           80,025,014.732         4,144,548.170         3,212,775.499

Appointment of Messrs. Phillip O. Peterson, William F. Vogt, and Gordon B. Greer as Trustees of the Liquidating Trust, which is referenced in the Agreement and Plan of Reorganization.


                For                 Against                Abstain

           87,382,338.401               -                    4.259